EXHIBIT 5.1

[●], 2011

Daegis Inc.
1420 Rocky Ridge Drive
Roseville, CA 95834

Re: Registration Statement on Form S-3 for up to 2,016,667 shares of Common Stock

Ladies and Gentlemen:

     We serve as counsel to Daegis Inc., a Delaware corporation (the “Company”), and have been requested to render this opinion in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on [●], 2011, including the preliminary prospectus included therein at the time the Registration Statement is declared effective (the “Prospectus”), under the Securities Act of 1933, as amended (the “Securities Act”), for registration by the Company of the offer and sale from time to time by the selling stockholder (the “Selling Stockholder”) named in the Prospectus of up to 2,016,667 shares of the Company’s common stock, par value $0.001 per share (the “Shares”). The Shares are issuable upon conversion of (i) outstanding shares of Series G Preferred Stock (the “Series G Preferred”), and (ii) shares of Series G Preferred that may be paid on the outstanding shares of Series G Preferred, as described in the Prospectus.

     In rendering the opinion expressed herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

     (a) The Registration Statement, including the Prospectus;

     (b) The certificate of incorporation of the Company, as amended and restated to date (the “Certificate of Incorporation”);

     (c) The Certificate of Designation of Preferences and Rights of Series G Preferred Stock, filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on June 30, 2011 (the “Certificate of Designation”);

     (d) The By-Laws of the Company, as in effect on the date hereof (in the form attached to the Certificate) (the “By-Laws”);

     (e) The securities purchase agreement dated as of June 30, 2011 (the “Purchase Agreement”) between the Company and BlueLine Catalyst Fund IX, L.P., a Delaware limited partnership;

     (f) The Registration Rights Agreement, dated as of June 30, 2011, between the Company and the Selling Stockholder;

     (g) The resolutions confirmed, approved and ratified by the Board of Directors of the Company (the “Board”) on June 29, 2011 relating to the sale and issuance of the Series G Preferred, the issuance of the Shares, and the filing of the Registration Statement, the authorization of the Purchase Agreement and (in each case, in the form attached to the Certificate);

     (h) A good standing certificate for the Company, dated as of a recent date, issued by the Secretary of State; and

     (i) A certificate executed by the Secretary of the Company (the “Certificate”), dated as of the date hereof, as to certain factual matters.

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     In examining the Documents, and in rendering the opinion set forth below, we have assumed, without independent investigation, the following: (a) each of the parties to the Documents has duly and validly authorized, executed and delivered each of the Documents and each instrument, agreement and other document executed in connection with the Documents to which such party is a signatory and each such party’s obligations set forth in the Documents, are its legal, valid and binding obligations, enforceable in accordance with their respective terms; (b) each person executing any such instrument, agreement or other document on behalf of any such party is duly authorized to do so; (c) each natural person executing any such instrument, agreement or other document is legally competent to do so; (d) the Documents accurately describe and contain the mutual understandings of the parties, there are no oral or written modifications of or amendments or supplements to the Documents and there has been no waiver of any of the provisions of the Documents by actions or conduct of the parties or otherwise; and (e) all documents submitted to us as originals are complete and authentic, all documents submitted to us as certified or photostatic copies or telecopies or portable document file (“.PDF”) copies are complete and conform to the original documents (and the authenticity of the originals of such copies), all signatures on all documents submitted to us for examination (and including signatures on photocopies, telecopies and .PDF copies) are genuine, and all public records reviewed are accurate and complete. As to any facts material to this opinion, we have relied solely upon the Certificate and the Documents.

     We further assume that:

     (a) For shares of common stock represented by certificates, appropriate certificates representing such shares of common stock will be executed and delivered upon issuance of any such shares of common stock, and will comply with the Certificate of Incorporation, Certificate of Designation, and By-Laws (together, the “Organizational Documents”) and applicable law.

     (b) The declaration of any dividend payable on the Series G Preferred in shares of Series G Preferred would be duly approved by the Board of Directors of the Company prior to the issuance thereof and would be made in accordance with the Organizational Documents and at a time when such a dividend payment is permissible in compliance with applicable law.

     (c) The Registration Statement has been declared effective and will remain effective under the Securities Act.

     Based upon the foregoing and having regard for such legal considerations as we deem relevant, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that (1) the Shares issuable by the Company upon conversion of the Series G Preferred, (including the Shares issuable upon conversion of shares of Series G Preferred issued upon the declaration of dividends on the Series G Preferred), are duly authorized, and (2) upon the issuance and delivery of such Shares, in accordance with the terms of the Organizational Documents, and in compliance with applicable law, such Shares will be validly issued, fully paid and non-assessable.

     In addition to the qualifications set forth above, the foregoing opinion is further qualified as follows:

     (a) The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in the law that may hereafter occur.

     (b) We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the foregoing).

     (c) We express no opinion as to compliance with the securities (or “blue sky”) laws of any jurisdiction.

     (d) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA PIPER LLP (US)

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